Exhibit 10.17(A)

[MIRNA

THERAPEUTICS

LETTERHEAD]

April 29, 2013

Sinil Kim, M.D.

Dear Sinil:

On behalf of Mirna Therapeutics, Inc. (“Mirna”), a Delaware corporation, I am pleased to offer you the full-time position of Vice President of Oncology and Chief Medical Officer. Your base salary will be $11,923.08 per two week pay period. We anticipate your start date to be May 22, 2013 (the ‘Start Date”).

In addition to this offer letter, your offer package includes the following documents:

•                       An Employment Agreement;

•                       A Confidentiality, Covenant Not To Compete, & Arbitration Agreement (Exhibit A to the Employment Agreement); and

•                       Two draft Notices of Grant of Stock Option, with appendices of Mirna’s 2008 Long Term Incentive Plan and a Stock Option Agreement (Exhibits B and C to the Employment Agreement).

You will receive a signing bonus of $30,000 within 20 days of executing and returning this offer letter and the Employment Agreement, including the Confidentiality, Covenant Not To Compete, and Arbitration Agreement. Should you terminate your employment prior to one year from your Start Date, you will be required to reimburse Mirna for the amount of your signing bonus. Your signature on this letter authorizes us to deduct the amount of your signing bonus from your final paycheck should this occur. If there are any amounts not covered by your final paycheck you agree to repay them within 30 days of your separation.

Subject to approval by Mirna’s Board of Directors, and as further described in the Employment Agreement, we anticipate granting you two options to purchase up to 225,000 shares of common stock of the Company (for a total of 450,000 shares). The first option would be granted at the next Board of Director’s meeting following your Start Date (to be held on June 6, 2013), while the second option would be dependent upon the progress of Mirna’s current clinical trial and the related receipt of anticipated funding.

Mirna offers group insurance and time off benefits for which you are eligible for beginning on July 1, 2013. You may choose insurance plans such as medical, dental, vision and supplemental life insurance (which is in addition to the amount Mirna provides for you). Mirna pays 100% of the premiums for short and long-term disability, basic life, accidental death and dismemberment, and an employee assistance program.

As of your Start Date, you will receive 15 days of vacation for your first year of employment, 7 days of sick time per calendar year and a total of 12 holidays (8 fixed date holidays and 4 flexible date or “flex” holidays) per calendar year. Vacation, sick time and the flex holidays will be prorated if your start date is after January 1.

Once you have 90 days of continuous service at Mirna, you are eligible to participate in Mirna’s 401 (k) Plan. The 401(k) Plan has a matching component that is presently 50 cents per dollar up to 8% of your base compensation. The Board of Directors reserves the right to modify this matching percentage.

Mirna Therapeutics Inc. | 2150 Woodward St, Suite 100 | Austin, TX 78744 | 1.512.901.0900 | www.mirnarx.com

Your relocation package shall consist of reimbursement of reasonable and necessary moving expenses, including up to two house-hunting trips for you and your spouse, with a maximum reimbursement of $30,000. Please retain all receipts for your move, as these must accompany your request for reimbursement. Due to the expense related to relocation, should you terminate your employment prior to one year from your Start Date, you will be required to reimburse Mirna for the relocation costs already paid by Mirna. Your signature on this letter authorizes us to deduct any moving costs from your final paycheck should this occur. If there are any amounts not covered by your final paycheck you agree to repay them within 30 days of your separation. Please note that many relocation expenses are taxable by the IRS. Should you have any questions we encourage you to speak with your accountant.

Mirna’s viability as a business hinges on its ability to protect its proprietary information. Therefore, please review the documents in this offer package, including the Confidentiality, Covenant Not To Compete, and Arbitration Agreement, and let me know if you have any questions about them. You will need to sign the Employment Agreement, including the Confidentiality, Covenant Not To Compete, and Arbitration Agreement, prior to starting work.

Your position is an “at will” position, which is the customary employment relationship in “at will” employment states such as Texas. This simply means that the employment relationship between Mirna and you is based upon mutual consent and can be terminated at any time by either you or Mirna without advance notice and without any requirement for cause. Your position is not governed by any agreements other than those contained in this offer package, and you are not employed for any specific period of time. No employee of Mirna has the authority to enter into any agreement with you concerning your employment other than what is specified in this offer package.

With the legal disclaimers out of the way, I am excited about your joining our Company and know that you can play a significant role in its continued growth. Please do not hesitate to call me or Jon Irvin if you have any questions. Please sign and return a copy of this letter by May 6, 2013 acknowledging your acceptance of this offer. You may send a scanned copy of this letter to jirvin@mirnarx.com or fax a copy to our confidential facsimile at (512) 681-5203.

Sincerely,

/s/ Paul Lammers
Paul Lammers, MD, M.Sc.
President and Chief Executive Officer

Accepted by:

Signature/Date

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

MIRNA THERAPEUTICS INC.

By:	/s/ Paul Lammers
Name:	Paul Lammers, M.D., M.Sc.
Title:	President & Chief Executive Officer

SINIL KIM, M.D.

/s/ Sinil Kim